SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Release Agreement") is entered by and between ROBERT C. SIMPSON (RS) and ZANN CORP (ZC)., a Nevada corporation (collectively, the "Purchaser") and CHARLES DUKE and JONATHON DEREK SELTZER (collectively, the "Sellers" or D/S), the significant stockholders of SARTAM INDUSTRIES, INC., a Florida corporation ("Sartam"). The purpose of this Release Agreement is to terminate that certain Stock Purchase Agreement dated June 27, 2005, along with all related documents referenced therein and otherwise attached thereto as attachments, and that certain Amended Promissory Note dated August 4, 2005 and that certain consulting Agreement between Purchaser and Seller (all hereafter collectively referred to as the "Agreements").

Accordingly, in consideration of ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective December 31, 2005, the parties hereby agree that the Agreements are hereby terminated, dissolved and of no further force and effect. As further consideration for this Agreement, RS and ZC warrant and covenant that they have left SARTAM Industries Inc. in the same or better financial and operating condition than prior to June 2005. RS and ZC also warrant and covenant that they have not created any additional debt to SARTAM, that no liens have been placed or filed against SARTAM since June, 2005, and that they are not aware of any facts or circumstances that may lead to any suits, proceedings, claims, actions or causes of actions to be filed against SARTAM. RS and ZC hereby agree to defend, indemnify and hold SARTAM and Sellers harmless in the event of any breach or falsity in the above referenced warranties and covenants.

Except for their obligations under this instant Settlement Agreement and Release, the parties hereto release one another for any claims arising from or related to the Agreements. All rights and ownership of D/S including Sartam stock and votes are returned to D/S immediately upon the signing of this agreement, and RS and ZC will retain no rights associated with the stock. Any stock powers or proxies previously delivered by Sellers to Purchasers are hereby void and of no further force and effect. Purchaser hereby authorizes Escrow Agent, Burgess, Harrell, Macuso, Olson & Colton, P.A., to return all shares of stock to Sellers held by said Escrow Agent pursuant to that certain Escrow Agreement, Exhibit "C" to the Stock Purchase Agreement referenced above, and appoints as their attorney in fact and otherwise directs the officers of SARTAM to transfer said shares of stock back to the original Sellers' name as though the Agreements had not been entered into.

IN WITNESS WHEREOF, this Agreement has been executed the 31 day of December, 2005.

/s/ Robert C. Simpson
ROBERT C. SIMPSON

ZANN CORP.

By:	/s/ Robert C. Simpson
Print Name: Robert C. Simpson
Title: President

/s/ Charles Duke
CHARLES DUKE

/s/ Jonathon Derek Seltzer
JONATHON DEREK SELTZER